Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

BD Announces Completion of Embecta Corp. Spinoff

FRANKLIN LAKES, N.J. (April 1, 2022) — BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today announced that it has completed its spinoff of Embecta Corp. (embecta) (NASDAQ: EMBC), which holds BD’s former Diabetes Care business and is now one of the largest pure-play diabetes management companies in the world.

“The completion of this spinoff is a significant achievement for both BD and embecta,” said Tom Polen, chairman, CEO and president of BD. “While BD is proud of its heritage in the diabetes care category, we are just as excited to see our legacy advanced by embecta as a newly independent, publicly-traded corporation. Moving forward, each of our organizations will be able to focus on investment and innovation in our respective core businesses, support our customers and the patients they serve, drive strategic growth and enhance long-term shareholder value.”

The spinoff of embecta demonstrates BD’s ongoing commitment to the company’s BD 2025 strategy, which includes its three strategic pillars of Grow, Simplify and Empower. The strategic rationale for the spinoff was to create two, independent companies with attractive long-term value for BD shareholders and enhanced strategic, operational and financial characteristics. Each company will focus on its core business and product portfolios, with BD maintaining its category leadership positions across its BD Medical, BD Life Sciences and BD Interventional segments.

embecta will focus on building on its solid foundation as the leading producer of diabetes injection devices, investing in both organic and inorganic growth opportunities and improving the lives of people living with diabetes.

Shareholders will receive one share of embecta common stock for every five common shares of BD that they held as of the close of business on March 22, 2022, the record date for the spin-off, with cash in lieu of any fractional shares of embecta common stock.

BD retains no ownership interest in embecta, which will begin trading today on the NASDAQ under the symbol EMBC on a “regular way” basis.

Perella Weinberg Partners LP, Morgan Stanley & Co. LLC, Wachtell, Lipton, Rosen & Katz, Skadden, Arps, Slate, Meagher & Flom LLP, Baker McKenzie, and PricewaterhouseCoopers are acting as advisors to BD in connection with the transaction.

Please visit investors.bd.com for additional information regarding the spinoff, including links to filings with the SEC.

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About BD BD is one of the largest global medical technology companies in the world and is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. The company supports the heroes on the frontlines of health care by developing innovative technology, services and solutions that help advance both clinical therapy for patients and clinical process for health care providers. BD and its 75,000 employees have a passion and commitment to help enhance the safety and efficiency of clinicians’ care delivery process, enable laboratory scientists to accurately detect disease and advance researchers’ capabilities to develop the next generation of diagnostics and therapeutics. BD has a presence in virtually every country and partners with organizations around the world to address some of the most challenging global health issues. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase efficiencies, improve safety and expand access to health care. For more information on BD, please visit bd.com or connect with us on LinkedIn at www.linkedin.com/company/bd1/ and Twitter @BDandCo.

Forward-Looking Statements This press release contains certain forward-looking statements (as defined under Federal securities laws) regarding BD and the spinoff of embecta, including the anticipated benefits of the spinoff. All such statements are based upon current expectations of BD and involve a number of risks and uncertainties. With respect to forward-looking statements contained herein, a number of factors could cause actual outcomes to vary materially. These factors include, but are not limited to, risks associated with the impact or terms of the spinoff, as well as other factors discussed in BD’s filings and embecta’s filings with the SEC. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.

Contacts:

Media:	Investors:
Troy Kirkpatrick	Francesca DeMartino
VP, Public Relations	SVP, Head of Investor Relations
858.617.2361	201.847.5743
troy.kirkpatrick@bd.com	francesca.demartino@bd.com